                                                                EXHIBIT 10.10



VER. EQ.7/9/98                                     LAST MODIFIED:_______________
                                                            TLO:________________










                      MASSACHUSETTS INSTITUTE OF TECHNOLOGY



                       EXCLUSIVE PATENT LICENSE AGREEMENT

                                      TABLE OF CONTENTS



R E C I T A L S....................................................................1

1.  Definitions....................................................................2

2.  Grant of Rights................................................................4

3.  COMPANY Diligence Obligations..................................................5

4.  Royalties and Payment Terms....................................................5

5.  Reports and Record keeping.....................................................7

6.  Patent Prosecution.............................................................8

7.  Infringement...................................................................8

8.  Indemnification and Insurance..................................................10

9.  No Representations or Warranties...............................................11

10.  Assignment....................................................................12

11.  General Compliance with Laws..................................................12

12.  Termination...................................................................13

13.  Dispute Resolution............................................................14

14.  Miscellaneous.................................................................16

APPENDIX A.........................................................................18

APPENDIX B.........................................................................19

APPENDIX C.........................................................................20

APPENDIX D.........................................................................22

APPENDIX E.........................................................................23

APPENDIX F.........................................................................24

APPENDIX G.........................................................................25

VER. EQ.7/9/98



                      MASSACHUSETTS INSTITUTE OF TECHNOLOGY
                       EXCLUSIVE PATENT LICENSE AGREEMENT



        This Agreement, effective as of the date set forth above the signatures of the parties below (the "EFFECTIVE DATE"), is between the Massachusetts Institute of Technology ("M.I.T."), a Massachusetts corporation, with a principal place of business at 77 Massachusetts Avenue, Cambridge, MA 02139-4307 and Intuitive Surgical, Inc. ("COMPANY"), a Delaware corporation, with a principal place of business at 1340 W. Middlefield Road, Mountain View, CA 94043.


                                 R E C I T A L S

        WHEREAS, M.I.T. is the owner of certain PATENT RIGHTS (as later defined herein) relating to M.I.T. Case No. 7830, PCT/US 98/19508 "Robotic Apparatus " by Akhil Madhani, Gunter D. Niemeyer, And J. Kenneth Salisbury Jr. and has the right to grant licenses under said PATENT RIGHTS, subject only to a royalty-free, nonexclusive non-transferable license to practice the PATENT RIGHTS granted to the United States Government for government purposes;

        WHEREAS, M.I.T. desires to have the PATENT RIGHTS developed and commercialized to benefit the public and is willing to grant a license thereunder;

        WHEREAS, COMPANY has represented to M.I.T., to induce M.I.T. to enter into this Agreement, that COMPANY has committed itself to a thorough, vigorous and diligent program of exploiting the PATENT RIGHTS so that public utilization shall result therefrom; and

        WHEREAS, J. Kenneth Salisbury, a current employee of M.I.T., and also an M.I.T. inventor of the PATENT RIGHTS now holds an equity position in COMPANY, the Conflict Avoidance Statement of J. Kenneth Salisbury is attached hereto as Appendix C; and

        WHEREAS, Akhil Madhani an inventor of the PATENT RIGHTS holds equity in COMPANY, his waiver of participation in M.I.T.'s institutional equity share is attached hereto as Appendix E; and

        WHEREAS, Gunter Niemeyer an inventor of the PATENT RIGHTS holds equity in COMPANY, his waiver of participation in M.I.T.'s institutional equity share is attached hereto as Appendix F; and

        WHEREAS, J, Kenneth Salisbury an inventor of the PATENT RIGHTS holds equity in COMPANY, his waiver of participation in M.I.T.'s institutional equity share is attached hereto as Appendix G; and

        WHEREAS, M.I.T. is also accepting equity in consideration for the license granted hereunder, M.I.T.'s Vice President for Research has granted approval;

        WHEREAS, COMPANY desires to obtain a license under the PATENT RIGHTS upon the terms and conditions hereinafter set forth.

        NOW, THEREFORE, M.I.T. and COMPANY hereby agree as follows:


                                 1. DEFINITIONS.


        1.1 "AFFILIATE" shall mean any legal entity (such as a corporation, partnership, or limited liability company) that is controlled by COMPANY. For the purposes of this definition, the term "control" means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.

        1.2 "EXCLUSIVE PERIOD" shall mean the period of time set forth in
Section 2.2.

        1.3  "FIELD" shall mean Medical Devices.

        1.4 "LICENSED PRODUCT" shall mean any product that cannot be manufactured, used, leased, or sold, in whole or in part, without infringing one or more claims under the PATENT RIGHTS.

        1.5 "LICENSED PROCESS" shall mean any process that cannot be performed, in whole or in part, without using at least one process that infringes one or more claims under the PATENT RIGHTS or which uses a LICENSED PRODUCT.

        1.6 "PATENT RIGHTS" shall mean:

               (a) the United States and international patents listed on Appendix A;

               (b) the United States and international patent applications and/or provisional applications listed on Appendix A and the resulting patents;

               (c) any patent applications resulting from the provisional applications listed on Appendix A, and any divisionals, continuations, continuation-in-part applications, and continued prosecution applications (and their relevant international equivalents) of the patent applications listed on Appendix A and of such patent applications that result from the provisional applications listed on Appendix A, to the extent the claims are directed to subject matter specifically described in the patent applications listed on Appendix A, and the resulting patents;

               (d) any patents resulting from reissues, reexaminations, or extensions (and their relevant international equivalents) of the patents described in (a), (b), and (c) above; and

               (e) international (non-United States) patent applications and provisional applications filed after the EFFECTIVE DATE and the relevant international equivalents to divisionals, continuations, continuation-in-part applications and continued prosecution applications of the patent applications to the extent the claims are directed to subject matter specifically described in the patents or patent applications referred to in (a), (b), (c), and (d) above, and the resulting patents.

        1.7 "REPORTING PERIOD" shall begin on the first day of each calendar quarter and end on the last day of such calendar quarter.

        1.8 "SUBLICENSEE" shall mean any non-AFFILIATE sublicensee of the rights granted COMPANY under Section 2.1.

        1.9 "TERM" shall mean the term of this Agreement, which shall commence on the EFFECTIVE DATE and shall remain in effect until the expiration or abandonment of all issued patents and filed patent applications within the PATENT RIGHTS, unless earlier terminated in accordance with the provisions of this Agreement.

        1.10 "TERRITORY" shall mean world-wide.

                               2. GRANT OF RIGHTS.

        2.1 License Grants. Subject to the terms of this Agreement, M.I.T. hereby grants to COMPANY and its AFFILIATES for the TERM a royalty-bearing license under the PATENT RIGHTS to develop, make, have made, use, sell, lease, and import LICENSED PRODUCTS in the FIELD in the TERRITORY and to develop and perform LICENSED PROCESSES in the FIELD in the TERRITORY.

        2.2 Exclusivity. In order to establish an exclusive period for COMPANY, its AFFILIATES and SUBLICENSEES, M.I.T. agrees that it shall not grant any other license to make, have made, use, sell, lease and import LICENSED PRODUCTS in the FIELD in the TERRITORY or to perform LICENSED PROCESSES in the FIELD in the TERRITORY during the period of time commencing on the EFFECTIVE DATE and terminating with the last to expire of the PATENT RIGHTS.

        2.3 Sublicenses. COMPANY shall have the right to grant sublicenses of its rights under Section 2.1. COMPANY shall incorporate terms and conditions into its sublicense agreements sufficient to enable COMPANY to comply with this Agreement. Upon termination of this Agreement for any reason, any SUBLICENSEE not then in default shall have the right to seek a license from M.I.T. M.I.T. agrees to negotiate such licenses in good faith under reasonable terms and conditions.

        2.4 U.S. Manufacturing. LICENSEE agrees that any LICENSED PRODUCTS used, leased, or sold in the United States will be manufactured substantially in the United States.

        2.5 Retained Rights.

               (a) M.I.T. M.I.T. retains the right to practice under the PATENT RIGHTS for research, teaching, and educational purposes.

               (b) Federal Government. COMPANY acknowledges that the U.S. federal government retains a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any PATENT RIGHTS as set forth in 35 U.S.C. Sections 201-211, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations.

        2.6 No Additional Rights. Nothing in this Agreement shall be construed to confer any rights upon COMPANY by implication, estoppel, or otherwise as to any technology or patent rights of M.I.T. or any other entity other than the PATENT RIGHTS, regardless of whether such technology or patent rights shall be dominant or subordinate to any PATENT RIGHTS.

                        3. COMPANY DILIGENCE OBLIGATIONS.

        3.1 Diligence Requirements. COMPANY shall use diligent efforts, or shall cause its AFFILIATES and SUBLICENSEES to use diligent efforts, to develop LICENSED PRODUCTS or LICENSED PROCESSES and to introduce LICENSED PRODUCTS or LICENSED PROCESSES into the commercial market; thereafter, COMPANY or its AFFILIATES or SUBLICENSEES shall make LICENSED PRODUCTS or LICENSED PROCESSES reasonably available to the public. Specifically, COMPANY or AFFILIATE or SUBLICENSEE shall fulfill the following obligations:

        3.2 COMPANY shall fund, or shall cause its AFFILIATES or SUBLICENSEES to fund, no less than Five Hundred Thousand Dollars ($500,000) of research toward the development of LICENSED PRODUCTS and/or LICENSED PROCESSES in each calendar year (pro-rated for partial years) beginning in 1999 and ending with the first commercial sale of a LICENSED PRODUCT or a first commercial performance of a LICENSED PROCESS.

        3.3 In the event that M.I.T. determines that) has failed to fulfill its obligations under this Section 3.2, then M.I.T. may treat such failure as a material breach in accordance with Section 12.3(b).

                         4. Royalties and Payment Terms.

        4.1 Consideration for Grant of Rights.

               (a) License Issue Fee and Patent Cost Reimbursement. COMPANY shall pay to M.I.T. on the EFFECTIVE DATE a license issue fee of Twelve Thousand Dollars ($12,000), and, in accordance with Section 6.3, shall reimburse M.I.T. for its actual expenses incurred as of the EFFECTIVE DATE in connection with obtaining the PATENT RIGHTS. These payments are nonrefundable.

               (b) Equity.

                      (i) Grant. COMPANY shall issue a total of Thirty Five Thousand Eight Hundred Thirty Four (35,834) shares of Common Stock of COMPANY, (the "Shares") in the name of M.I.T and shall mail to M.I.T. a stock certificate for such number of shares on or before June 1, 1999

                      (ii) Investor Rights. COMPANY further agrees that within ninety (90) days from the Effective Date, and in any event prior to such time as the COMPANY files a registration statement with the Securities and Exchange Commission for the initial public offering of any of the COMPANY's securities, COMPANY will cause that certain Amended and Restated Investor Rights Agreement (Attached hereto as Appendix H) dated July 31, 1998 by and between the COMPANY and certain holders of the COMPANY's capital stock to be amended to make M.I.T. a party thereto, with respect to of Thirty Five Thousand Eight Hundred Thirty Four (35,834) shares of Common Stock to be issued by COMPANY to MIT in consideration of the grant of the license hereunder.


        4.2 Payments.

               (a) Method of Payment. All payments under this Agreement should be made payable to "Massachusetts Institute of Technology" and sent to the address identified in Section 14.1. Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.

               (b) Payments in U.S. Dollars. All payments due under this Agreement shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter of the applicable REPORTING PERIOD. Such payments shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes.

               (c) Late Payments. Any payments by COMPANY that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two percentage points above the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due.

                         5. REPORTS AND RECORD KEEPING.

        5.1  Frequency of Reports.

               (a) Before First Commercial Sale. Prior to the first commercial sale of any LICENSED PRODUCT or first commercial performance of any LICENSED PROCESS, COMPANY shall deliver reports to M.I.T., annually, within sixty (60) days of the end of each calendar year, containing information concerning the funds spent toward the commercialization of LICENSED PRODUCTS and LICENSED PROCESSES, and shall also deliver to M.I.T. the same reports delivered to other common shareholders, and with the same frequency.

               (b) Upon First Commercial Sale of a LICENSED PRODUCT or Commercial Performance of a LICENSED PROCESS. COMPANY shall report to M.I.T. the date of first commercial sale of a LICENSED PRODUCT or first commercial use of a LICENSED PROCESS.

               (c) After First Commercial Sale. After the first commercial sale of a LICENSED PRODUCT or first commercial performance of a LICENSED PROCESS, LICENSEE shall deliver to M.I.T the same reports delivered to other common shareholders, and with the same frequency.

        5.2 Names and Addresses of SUBLICENSEES and AFFILIATES. COMPANY shall inform M.I.T. of the names and addresses of its AFFILIATES and SUBLICENSEES.

        5.3 Financial Statements. On or before the ninetieth (90th) day following the close of COMPANY's fiscal year, COMPANY shall provide M.I.T. with COMPANY's financial statements for the preceding fiscal year including, at a minimum, a balance sheet and an income statement, certified by COMPANY's treasurer or chief financial officer or by an independent auditor.

        5.4 Record keeping. COMPANY shall maintain, and shall cause its AFFILIATES and SUBLICENSEES to maintain, complete and accurate records relating to the rights and obligations under this, which records shall contain sufficient information to permit M.I.T. to confirm the accuracy of any reports delivered to M.I.T. and compliance in other respects with this Agreement. The relevant party shall retain such records for at least five (5) years following the end of the calendar year to which they pertain, during which time M.I.T., or M.I.T.'s appointed agents, shall have the right, at M.I.T.'s expense, to inspect such records during normal business hours to verify any reports and payments made or compliance in other respects under this Agreement. In the event that any audit performed under this Section noncompliance with the terms of this Agreement, COMPANY shall bear the full cost of such audit, and shall remit any amounts due to M.I.T. within thirty (30) days of receiving notice thereof from M.I.T.

                             6. PATENT PROSECUTION.

        6.1 Responsibility for PATENT RIGHTS. M.I.T. hereby appoints COMPANY its agent to apply for, seek prompt issuance of, and maintain the PATENT RIGHTS during the term of this Agreement, provided that COMPANY uses commercially reasonable efforts to obtain broad and strong patent protection in the best interest of M.I.T. and COMPANY, and further provided that COMPANY agrees to copy M.I.T. on all patent prosecution documents, and to give M.I.T. reasonable opportunities to advise COMPANY on patent prosecution related decisions. M.I.T. agrees to cooperate with COMPANY in such filing, prosecution and maintenance. If COMPANY elects not to initiate or to discontinue patent prosecution of a particular patent application, COMPANY agrees to give M.I.T. sufficient notice of its decision so that M.I.T. may elect, at its sole discretion, to continue prosecuting such patent application at its sole expense.

        6.2 International (non-United States) Filings. Appendix B is a list of countries in which patent applications corresponding to the United States patent applications listed in Appendix A shall be filed, prosecuted, and maintained. Appendix B may be amended by mutual agreement of COMPANY and M.I.T.

        6.3 Payment of Expenses. Payment of all fees and costs, including attorneys fees, relating to the filing, prosecution and maintenance of the PATENT RIGHTS shall be the responsibility of COMPANY, whether such amounts were incurred before or after the EFFECTIVE DATE. As of March 29, 1999, M.I.T. has incurred approximately $33,731.17 for such patent-related fees and costs. COMPANY shall reimburse all amounts due pursuant to this Section within thirty
(30) days of invoicing; late payments shall accrue interest pursuant to Section 4.2(c). In all instances, M.I.T. shall pay the fees prescribed for large entities to the United States Patent and Trademark Office.

                                7. INFRINGEMENT.

        7.1 Notification of Infringement. Each party agrees to provide written notice to the other party promptly after becoming aware of any infringement of the PATENT RIGHTS.

        7.2 Right to Prosecute Infringements.

               (a) COMPANY Right to Prosecute. So long as COMPANY remains the exclusive licensee of the PATENT RIGHTS in the FIELD in the TERRITORY, COMPANY, to the extent permitted by law, shall have the right, under its own control and at its own expense, to prosecute any third party infringement of the PATENT RIGHTS in the FIELD in the TERRITORY, subject to Section 7.4. If required by law, M.I.T. shall permit any action under this Section to be brought in its name, including being joined as a party-plaintiff, provided that COMPANY shall hold M.I.T. harmless from, and indemnify M.I.T. against, any costs, expenses, or liability that M.I.T. incurs in connection with such action.

                   Prior to commencing any such action, COMPANY shall consult with M.I.T. and shall consider the views of M.I.T. regarding the advisability of the proposed action and its effect on the public interest. COMPANY shall not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Section without the prior written consent of M.I.T.

               (b) M.I.T. Right to Prosecute. In the event that COMPANY is unsuccessful in persuading the alleged infringer to desist or fails to have initiated an infringement action within a reasonable time after COMPANY first becomes aware of the basis for such action, M.I.T. shall have the right, at its sole discretion, to prosecute such infringement under its sole control and at its sole expense, and any recovery obtained shall belong to M.I.T.

        7.3 Declaratory Judgment Actions. In the event that a declaratory judgment action is brought against M.I.T. or COMPANY by a third party alleging invalidity, unenforceability, or non-infringement of the PATENT RIGHTS, M.I.T., at its option, shall have the right within twenty (20) days after commencement of such action to take over the sole defense of the action at its own expense. If M.I.T. does not exercise this right, COMPANY may take over the sole defense of the action at COMPANY's sole expense, subject to Section 7.4.

        7.4 Recovery. Any recovery obtained in an action brought by COMPANY under Sections 7.2 or 7.3 shall be distributed as follows: (i) each party shall be reimbursed for any expenses incurred in the action (including the amount of any royalty or other payments withheld from M.I.T. as described below), (ii) as to ordinary damages, COMPANY shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales, or whichever measure of damages the court shall have applied, and COMPANY shall pay to M.I.T. based upon such amount a reasonable approximation of the royalties and other amounts that COMPANY would have paid to M.I.T. if COMPANY had sold the infringing products, processes and services rather than the infringer, and (iii) as to special or punitive damages, the parties shall share equally in any award.

        7.5 Cooperation. Each party agrees to cooperate in any action under this Article which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

        7.6 Right to Sublicense. So long as COMPANY remains the exclusive licensee of the PATENT RIGHTS in the FIELD in the TERRITORY, COMPANY shall have the sole right to sublicense any alleged infringer in the FIELD in the TERRITORY for future use of the PATENT RIGHTS in accordance with the terms and conditions of this Agreement relating to sublicenses. Any upfront fees as part of such sublicense shall be shared equally between COMPANY and M.I.T.; other revenues to COMPANY pursuant to such sublicense shall be treated as set forth in Article 4.

                        8. INDEMNIFICATION AND INSURANCE

        8.1  Indemnification.

               (a) Indemnity. COMPANY shall indemnify, defend, and hold harmless M.I.T. and its trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning any product, process, or service that is made, used, sold, imported, or performed pursuant to any right or license granted under this Agreement.

               (b) Procedures. The Indemnitees agree to provide COMPANY with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. COMPANY agrees, at its own expense, to provide attorneys reasonably acceptable to M.I.T. to defend against any such claim. The Indemnitees shall cooperate fully with COMPANY in such defense and will permit COMPANY to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of COMPANY, if representation of such Indemnitee by the counsel retained by COMPANY would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. COMPANY agrees to keep M.I.T. informed of the progress in the defense and disposition of such claim and to consult with M.I.T. with regard to any proposed settlement.

        8.2 Insurance. COMPANY shall obtain and carry in full force and effect commercial general liability insurance, including product liability and errors and omissions insurance which shall protect COMPANY and Indemnitees with respect to events covered by Section 8.1(a) above. Such insurance (i) shall be issued by an insurer licensed to practice in the Commonwealth of Massachusetts or an insurer pre-approved by M.I.T., such approval not to be unreasonably withheld,
(ii) shall list M.I.T. as an additional named insured thereunder, (iii) shall be endorsed to include product liability coverage, and (iv) shall require thirty
(30) days written notice to be given to M.I.T. prior to any cancellation or material change thereof. The limits of such insurance shall not be less than One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for bodily injury including death; One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for property damage; and One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for errors and omissions. In the alternative, COMPANY may self-insure subject to prior approval of M.I.T. COMPANY shall provide M.I.T. with Certificates of Insurance evidencing compliance with this Section. COMPANY shall continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during any period in which COMPANY or any AFFILIATE or SUBLICENSEE continues (i) to make, use, or sell a product that was a LICENSED PRODUCT under this Agreement or (ii) to perform a service that was a LICENSED PROCESS under this Agreement, and thereafter for a period of five (5) years.

                       9. NO REPRESENTATIONS OR WARRANTIES

        EXCEPT AS MAY OTHERWISE BE EXPRESSLY SET FORTH IN THIS AGREEMENT, M.I.T. MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE PATENT RIGHTS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. Specifically, and not to limit the foregoing, M.I.T. makes no warranty or representation (i) regarding the validity or scope of the PATENT RIGHTS, and (ii) that the exploitation of the PATENT RIGHTS or any LICENSED PRODUCT or LICENSED PROCESS will not infringe any patents or other intellectual property rights of M.I.T. or of a third party.

        IN NO EVENT SHALL M.I.T., ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER M.I.T. SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

                                 10. ASSIGNMENT.

        This Agreement is assignable with M.I.T.'s written consent, which shall not unreasonably be withheld provided that the assignee agrees in writing to be bound by all the terms and conditions of this Agreement.

                        11. GENERAL COMPLIANCE WITH LAWS

        11.1 Compliance with Laws. COMPANY shall use reasonably commercial efforts to comply with all commercially material local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of LICENSED PRODUCTS and LICENSED PROCESSES.

        11.2 Export Control. COMPANY and its AFFILIATES and SUBLICENSEES shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. COMPANY hereby gives written assurance that it will comply with, and will cause its AFFILIATES and SUBLICENSEES to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its AFFILIATES or SUBLICENSEES, and that it will indemnify, defend, and hold M.I.T. harmless (in accordance with Section 8.1) for the consequences of any such violation.

        11.3 Non-Use of M.I.T. Name. COMPANY and its AFFILIATES and SUBLICENSEES shall not use the name of "Massachusetts Institute of Technology," "Lincoln Laboratory" or any variation, adaptation, or abbreviation thereof, or of any of its trustees, officers, faculty, students, employees, or agents, or any trademark owned by M.I.T., or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of M.I.T. The foregoing notwithstanding, without the consent of M.I.T., COMPANY may state that it is licensed by M.I.T. under one or more of the patents and/or patent applications comprising the PATENT RIGHTS.

        11.4 Marking of LICENSED PRODUCTS. To the extent commercially feasible and consistent with prevailing business practices, COMPANY shall mark, and shall cause its AFFILIATES and SUBLICENSEES to mark, all LICENSED PRODUCTS that are manufactured or sold under this Agreement with the number of each issued patent under the PATENT RIGHTS that applies to such LICENSED PRODUCT.

                                12. TERMINATION.

        12.1 Voluntary Termination by COMPANY. COMPANY shall have the right to terminate this Agreement, for any reason, (i) upon at least six (6) months prior written notice to M.I.T., such notice to state the date at least six (6) months in the future upon which termination is to be effective, and (ii) upon payment of all amounts due to M.I.T. through such termination effective date.

        12.2 Cessation of Business. If COMPANY ceases to carry on its business related to this Agreement, M.I.T. shall have the right to terminate this Agreement immediately upon written notice to COMPANY.

        12.3  Termination for Default.
              -----------------------

               (a) Nonpayment. In the event COMPANY fails to pay any amounts due and payable to M.I.T. hereunder, and fails to make such payments within thirty
(30) days after receiving written notice of such failure, M.I.T. may terminate this Agreement immediately upon written notice to COMPANY.

               (b) Material Breach. In the event COMPANY commits a material breach of its obligations under this Agreement, except for breach as described in Section 12.3(a), and fails to cure that breach within sixty (60) days after receiving written notice thereof, M.I.T. may terminate this Agreement immediately upon written notice to COMPANY.

        12.4 Effect of Termination.

               (a) Survival. The following provisions shall survive the expiration or termination of this Agreement: Articles 1, 8, 9, 13 and 14, and Sections 4.1(b), 5.4, 11.1, 11.2 and 12.4.

               (b) Inventory. Upon the early termination of this Agreement, COMPANY and its AFFILIATES and SUBLICENSEES may complete and sell any work-in-progress and inventory of LICENSED PRODUCTS that exist as of the effective date of termination, provided that (i) COMPANY pays M.I.T. the applicable running royalty or other amounts due on such sales of LICENSED PRODUCTS in accordance with the terms and conditions of this Agreement, and (ii) COMPANY and its AFFILIATES and SUBLICENSEES shall complete and sell all work-in-progress and inventory of LICENSED PRODUCTS within six (6) months after the effective date of termination.

               (c) Pre-termination Obligations. In no event shall termination of this Agreement release COMPANY, AFFILIATES, or SUBLICENSEES from the obligation to pay any amounts that became due on or before the effective date of termination.

                             13. DISPUTE RESOLUTION.

        13.1 Mandatory Procedures. The parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If either party fails to observe the procedures of this Article, as may be modified by their written agreement, the other party may bring an action for specific performance of these procedures in any court of competent jurisdiction.

        13.2 Equitable Remedies. Although the procedures specified in this Article are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

        13.3  Dispute Resolution Procedures.

               (a) Mediation. In the event any dispute arising out of or relating to this Agreement remains unresolved within sixty (60) days from the date the affected party notified the other party of such dispute, either party may initiate mediation upon written notice to the other party ("Notice Date"), whereupon both parties shall be obligated to engage in a mediation proceeding under the then current Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes (http://www.cpradr.org/medmodel.htm), except that specific provisions of this Article shall override inconsistent provisions of the CPR Model Procedure. The mediator will be selected from the CPR Panels of Neutrals. If the parties cannot agree upon the selection of a mediator within fifteen (15) business days after the Notice Date, then upon the request of either party, the CPR shall appoint the mediator. The parties shall attempt to resolve the dispute through mediation until the first of the following occurs:
(i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within sixty (60) days after the Notice Date.

               (b) Trial Without Jury. If the parties fail to resolve the dispute through mediation, or if neither party elects to initiate mediation, each party shall have the right to pursue any other remedies legally available to resolve the dispute, provided, however, that the parties expressly waive any right to a jury trial in any legal proceeding under this Article.

        13.4 Performance to Continue. Each party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a party may suspend performance of its undisputed obligations during any period in which the other party fails or refuses to perform its undisputed obligations. Nothing in this Article is intended to relieve LICENSEE from its obligation to make undisputed payments pursuant to Articles 4 and 6 of this Agreement.

        13.5 Statute of Limitations. The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Sections 13.3(a) are pending. The parties shall cooperate in taking any actions necessary to achieve this result.

                               14. MISCELLANEOUS.

        14.1 Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the parties:

        If to M.I.T.:    Technology Licensing Office, Room NE25-230
                         Massachusetts Institute of Technology
                         77 Massachusetts Avenue
                         Cambridge, MA  02139-4307
                         Attention:  Director
                         Tel:   617-253-6966
                         Fax:   617-258-6790

        If to COMPANY:   Intuitive Surgical Corporation
                         1340 W. Middlefield Road,  Mountain View, CA 94043.
                         Attention: Lonnie M. Smith
                         President and Chief Executive Officer
                         Tel:   (650) 237-7000
                         Fax:   (650 526-2060

               All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

        14.2 Governing Law. This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

        14.3 Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

        14.4 Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

        14.5 Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a modified agreement within thirty (30) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 13. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the parties.

        14.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

        14.7 Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

        14.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

        M.I.T.'s offer to Intuitive Surgical Corporation to execute this license shall extend to April 5, 1999.

THE EFFECTIVE DATE OF THIS AGREEMENT IS APRIL 1, 1999

MASSACHUSETTS INSTITUTE OF          INTUITIVE SURGICAL CORPORATION
TECHNOLOGY



By:     /s/ J. David Litster                 By:     /s/ Lonnie M. Smith
   ------------------------------------          -------------------------------
Name:   J. David Litster                     Name:   Lonnie M. Smith
     ----------------------------------            -----------------------------
Title:  Vice President for Research          Title:  President & CEO
      ---------------------------------             ----------------------------

                                   APPENDIX A

                     List of Patent Applications and Patents

I. United States Patents and Applications

MIT Case 7830
"Robotic Apparatus"
by Akhil Madhani, Gunter Niemeyer, and J. Kenneth Salisbury
PCT/US98/19508 designating the United States





II. International (non-U.S.) Patents and Applications

MIT Case 7830
"Robotic Apparatus"
by Akhil Madhani, Gunter Niemeyer, and J. Kenneth Salisbury
PCT/US98/19508 designating the EPO, Canada, and Japan

                                   APPENDIX B

              List of Countries (excluding United States) for which
       PATENT RIGHTS Applications Will Be Filed, Prosecuted and Maintained



Please advise

                      CONFLICT AVOIDANCE STATEMENT

        Name:            J. Kenneth Salisbury
        Dept. or Lab.:   Mechanical Engineering
        Company:         Intuitive Surgical Corporation
        Address:         1340 W. Middlefield Road,
                         Mountain View, CA 94043.

        Licensed Technology:

                         MIT Case 7830
                         "Robotic Apparatus"
                         by Akhil Madhani, Gunter Niemeyer, and
                         J. Kenneth Salisbury

Because of the M.I.T. license granted to the above company and my equity* position and continuing relationship with this company, I acknowledge the potential for a possible conflict of interest between the performance of research at M.I.T. and my contractual or other obligations to this company. Therefore, I will not:

               1) use students at M.I.T. for research and development projects for the company;

               2)   restrict or delay access to information from my M.I.T.
                    research;

               3) take direct or indirect research support from the company in order to support my activities at M.I.T.; or

               4)   employ students at the company, except in accordance with
                    Section 2.12.2, "Relations of Faculty and Students," in the Policies and Procedures Guide.

In addition, in order to avoid the appearance of a conflict, I will attempt to differentiate clearly between the intellectual directions of my M.I.T. research and my contributions to the company. To that end, I will expressly inform my department head/laboratory director annually of the general nature of my activities on behalf of the company.



                                      Signed:  /s/ J. Kenneth Salisbury, Jr.
                                             -----------------------------------

                                      Date:    3/31/99
                                            --------------

Approved by:   Illegible
            -----------------------
Name (print):
             ----------------------
(Dept. Head or Lab Dir)

                                                         Conf Avoid Stmnt 941017

* "Equity" includes stock, options, warrants or other financial instruments convertible into Equity, which are directly or indirectly controlled by the inventor.

                                    APPENDIX

                                     WAIVER


        For good and valuable consideration, including the grant of a license to Intuitive Surgical Corporation ("COMPANY"), of the invention referenced below:

               M.I.T. Case No. 7830
               7830, PCT/US 98/19508 "Robotic Apparatus " by
               Akhil Madhani, Gunter D. Niemeyer, And J. Kenneth Salisbury Jr.

               a company in which I hold equity, I hereby release all rights, title and interest I and my heirs and assigns may have as an inventor/author under M.I.T.'s Guide to the Ownership, Distribution and Commercial Development of M.I.T. Technology, as that policy may be amended from time to time, to receive my inventor's share of M.I.T.'s institutional equity. pursuant to this License Agreement.



Witness:   Illegible                    Signed:   /s/ Akhil Madhani
        -----------------                      ------------------------------
                                        Name:     Akhil Madhani
                                             --------------------------------
                                        Date:     3/31/99
                                               ------------------------------

                                    APPENDIX

                                     WAIVER


        For good and valuable consideration, including the grant of a license to Intuitive Surgical Corporation ("COMPANY"), of the invention referenced below:

               M.I.T. Case No. 7830
               7830, PCT/US 98/19508 "Robotic Apparatus " by
               Akhil Madhani, Gunter D. Niemeyer, And J. Kenneth Salisbury Jr.

               a company in which I hold equity, I hereby release all rights, title and interest I and my heirs and assigns may have as an inventor/author under M.I.T.'s Guide to the Ownership, Distribution and Commercial Development of M.I.T. Technology, as that policy may be amended from time to time, to receive my inventor's share of M.I.T.'s institutional equity. pursuant to this License Agreement.



Witness:    /s/ Gary Guthart                Signed:  /s/ G. Niemeyer
        ------------------------                   --------------------------
                                            Name:    Gunter D. Niemeyer
                                                 ----------------------------
                                            Date:    3/31/99
                                                 ----------------------------

                                    APPENDIX

                                     WAIVER


        For good and valuable consideration, including the grant of a license to Intuitive Surgical Corporation ("COMPANY"), of the invention referenced below:

               M.I.T. Case No. 7830
               7830, PCT/US 98/19508 "Robotic Apparatus " by
               Akhil Madhani, Gunter D. Niemeyer, And J. Kenneth Salisbury Jr.

               a company in which I hold equity, I hereby release all rights, title and interest I and my heirs and assigns may have as an inventor/author under M.I.T.'s Guide to the Ownership, Distribution and Commercial Development of M.I.T. Technology, as that policy may be amended from time to time, to receive my inventor's share of M.I.T.'s institutional equity. pursuant to this License Agreement.


Witness:    /s/ Gary Guthart            Signed:  /s/ J. Kenneth Salisbury, Jr.
        ------------------------               --------------------------------
                                        Name:    J.Kenneth Salisbury
                                             ----------------------------------
                                        Date:    3/31/99
                                               --------------------------------

                      MASSACHUSETTS INSTITUTE OF TECHNOLOGY
                     EXCLUSIVE PATENT LICENSE AGREEMENT WITH
                            INTUITIVE SURGICAL, INC.
                                 APRIL, 1, 1999

                                    ADDENDUM


WHEREAS, Intuitive Surgical, Inc. ("Intuitive") has represented in good faith that its present efforts to acquire regulatory approval for, and commercialize, its da Vinci(TM) Surgical System in both Europe and the United States require its complete and undivided attention;

WHEREAS, Intuitive believes in good faith that its future depends upon its undivided commitment to making its da Vinci(TM) Surgical System widely available to the public, and that the public will benefit from having access to its technology; and

WHEREAS, Intuitive has asked MIT for a clarification of certain obligations under the Parties April 1, 1999 License Agreement in order for Intuitive to devote its resources solely to successfully introducing its technology into the world's markets;

NOW:

MIT hereby clarifies and agrees that Intuitive's present efforts to commercialize its da Vinci(TM) Surgical System in the United States and abroad satisfy the spirit of section 3.1 and 3.2 of the Parties April 1, 1999 License Agreement, and thus that Intuitive's obligations under section 3.1 and 3.2 of that Agreement shall be deemed satisfied.


Read, Understood, Executed and Agreed to:



/s/ Lonnie M. Smith                      /s/ Lita Nelsen
------------------------------           ---------------------------------------
Lonnie Smith                             Lita Nelsen
President & CEO                          Director
Intuitive Surgical, Inc.                 Technology Licensing Office, NE25-230
1340 W. Middlefield Road                 Massachusetts Institute of Technology
Mountain View, CA 94043                  77 Massachusetts Avenue
                                         Cambridge, MA 02139-4307

Feb. 24, 2000                            Feb. 29, 2000
------------------------------           ---------------------------------------
Date                                     Date



                                       1.